SUBITEM 77E  LEGAL PROCEEDINGS

Since October 2003 Federated
and related entities collectively
Federated and various Federated
funds Funds have been named as
defendants in several class action
lawsuits now pending in the United
States
District Court for the District of
Maryland The lawsuits were purportedly
filed on behalf of people who purchased
owned andor redeemed shares of
Federatedsponsored mutual funds during
specified periods beginning November
1 1998 The suits are generally similar
in alleging that Federated engaged
in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders which allegedly caused financial injury to the mutual fund shareholders These lawsuits began to be filed shortly after Federateds first public announcement that it had received requests for information on shareholder trading activities in the
Funds from the SEC the Office of the
New York State Attorney General
NYAG and other authorities In that regard on November 28 2005
Federated announced that it had reached
final settlements with the SEC and
the NYAG with respect to those matters
Specifically the SEC and NYAG
settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading The SEC made findings that Federated Investment Management
Company FIMC an SEC
registered investment adviser to various
Funds and Federated Securities
Corp an SECregistered brokerdealer and
distributor for the Funds
violated provisions of the Investment
Advisers Act and Investment Company Act
by approving but not disclosing three
market timing arrangements or the
associated conflict of interest between
FIMC and the funds involved in the
arrangements either to other fund
shareholders or to the funds board and
that Federated Shareholder Services Company formerly an SECregistered transfer agent failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act The
NYAG found that such conduct violated
provisions of New York State law
Federated entered into the settlements
without admitting or denying the
regulators findings As Federated previously reported in 2004 it has already paid approximately $80 million to certain funds as determined by an independent consultant As part of these settlements Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and among other things agreed that it would not serve as investment adviser to any registered investment company unless i at least 75% of the funds directors are independent of Federated ii the chairman of each such fund is independent of Federated iii no action may be taken by the funds board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee respectively and iv the fund appoints a senior officer who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved The settlements are described in Federateds announcement which along with previous press releases and related communications on those matters is available in the
About Us section of Federateds website at FederatedInvestorscom
Federated and various Funds have also been named as defendants in several additional lawsuits the majority of which are now pending in the United
States District Court for the Western District of Pennsylvania alleging among other things excessive advisory and Rule
12b1 fees
The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds in these lawsuits Federated and the Funds and their respective counsel are reviewing the allegations and intend to defend this litigation Additional lawsuits based upon similar allegations may be filed in the future The potential impact of these lawsuits all of which seek unquantified damages attorneys fees and expenses and future potential similar suits is uncertain Although we do not believe that these lawsuits will have a material adverse effect on the Funds there can be no assurance that these suits ongoing adverse publicity andor other developments resulting from the regulatory investigations will not result in increased
Fund redemptions reduced sales of Fund shares or other adverse consequences for the Funds